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Exhibit 99.5

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

	beginning balance	charged to cost and expenses		charged to other accounts	deductions	ending balance
	($ in thousands)
Inventory reserve
(deducted from inventories)
fiscal year ended:
February 1, 2003	$8,367	$4,053	(a)	$—	$—	$12,420
February 2, 2002	7,360	1,007	(a)	—	—	8,367
February 3, 2001	4,447	2,913	(a)	—	—	7,360
Allowance for sales returns
(included in other current liabilities)
fiscal year ended:
February 1, 2003	$6,475	$(1,162	)(a)	$—	$—	$5,313
February 2, 2002	6,530	(55	)(a)	—	—	6,475
February 3, 2001	5,011	1,519	(a)	—	—	6,530

(a)
The inventory reserve and allowance for sales returns are evaluated at the end of each fiscal quarter and adjusted (plus or minus) based on the quarterly evaluation. During each period inventory write-downs and sales returns are charged to the statement of operations as incurred.

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  Exhibit 99.5
SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS